Exhibit 99.1

NEWS RELEASE

Contact Information:
Scott Sullinger
Chief Financial Officer
(408) 486-3955

         NEOMAGIC(R) CORPORATION REPORTS Q4 AND FISCAL YEAR 2006 RESULTS

         Santa Clara, Calif. - March 30, 2006 - NeoMagic Corporation (Nasdaq:
NMGC), a leader and pioneer in developing and delivering low-power solutions for multimedia-rich mobile phones and handheld devices, today reported its fourth quarter and fiscal year 2006 financial results. Total revenue for the fourth quarter of fiscal 2006, ended January 31, 2006, was $104 thousand, compared to total revenue of $8.6 million for the third quarter of fiscal 2006. Net loss for the fourth quarter of fiscal 2006 was $4.0 million, or a loss of $0.57 per share, compared to net income of $779 thousand, or net income of $0.11 per share, in the third quarter of fiscal 2006. The reduction of total revenue and the net loss for the fourth quarter resulted from licensing revenue declining from $8.5 million in the third quarter of fiscal year 2006 to zero in the fourth quarter of fiscal year 2006. In addition, in the fourth quarter of fiscal year 2006 we recorded a tax benefit of $2.9 million from the reversal of a tax reserve, which was the result of the expiration of the statute of limitations for tax returns filed by the Company's former subsidiary in the Cayman Islands.

         Total revenue for the fiscal year ended January 31, 2006 was $9.4 million compared to total revenue of $2.5 million for the fiscal year ended January 31, 2005. Net loss for fiscal year 2006 was $9.3 million, or a loss of $1.32 per share, compared to a net loss of $28.2 million, or a loss of $4.33 per share, in fiscal year 2005. Cash, cash equivalents and short-term investments increased from $25.0 million at January 31, 2005 to $26.7 million at January 31, 2006.

         "We are happy to report the largest fiscal year revenue since 2001. Our fiscal 2006 results also show a significant increase in total revenue and a significant decrease in our net loss as compared to fiscal year 2005. This improvement was primarily the result of our patent licensing transaction with Sony as well as the sale of selected patents during the first quarter of fiscal year 2006. We are also pleased with the completion of our successful financing during December 2005. We believe that the Company is better positioned to address the market opportunities we see in the mobile phone market, particularly in the growing mobile digital TV market," said Douglas Young, president and chief executive officer of NeoMagic.

CONFERENCE CALL HIGHLIGHTS

Topics to be covered on NeoMagic's quarterly conference call include the following:
    o NeoMagic is in discussions with multiple companies with respect to licensing NeoMagic's embedded DRAM patents. Management believes that the Company's patent portfolio has the potential to generate significant revenue for NeoMagic.
    o The new NeoMobileTV product should be available for customer sampling during the third quarter of calendar year 2006. The NeoMobileTV product is targeted at all global mobile TV standards, including ISDB-T, DVB-H, X-DMB and the emerging standards in China.
    o The Company's Microsoft WinCE 5.0 Board Support Package has been certified by Microsoft.

    o At the 3GSM conference in Barcelona, the Company demonstrated digital mobile TV solutions, fully functioning voice-over-IP and announced the NeoMobileTV product and a GPS solution.

    o NeoMagic continues to work with a customer in Asia that plans to go into production with a MiMagic 3-based product. The first production order is expected in the second quarter of this calendar year.

    o Neonode, a Swedish mobile phone manufacturer, is currently focused on completing development and ramping production for its next generation products using the MiMagic 6+. As a result, NeoMagic does not expect any significant orders to support Neonode's N1 product. Neonode's new, MiMagic 6+ based products are expected to go into production during the second half of calendar year 2006.

    o Management has very little visibility into the details for the ODM program with a Top Five mobile phone OEM that was discussed last quarter. To support this OEM customer, the ODM is currently developing a new design with a lower bill of material cost that uses the MiMagic 6+.

    o One of NeoMagic's OEM customers in Japan has finished a mobile digital TV phone with the MiMagic 6+ and has completed successful field-testing of this phone. However, the carrier has decided to delay production of this phone until early 2007. As a result, the carrier and manufacturer are currently trying to cost reduce the phone and are going through a new bill of material review. NeoMagic believes that it is well positioned to have the MiMagic 6+ chip in the final production model.

    o The phone platform design win with a major Japanese wireless phone operator is continuing to move forward. This phone platform would use the MiMagic 6+. A platform design win can be very significant for NeoMagic since it is the base design that can be used as the template for multiple phone models. If this program moves forward, we believe that orders would not begin before calendar year 2007.

    o Management expects to receive initial orders for the MiMagic 6+ within the next several weeks.

    o NeoMagic continues using the sales strategy of targeting both mobile phone carriers and mobile phone manufacturers. The Company has recently had joint discussions with multiple European phone carriers and one of its OEM customers.

DIAL-IN INFORMATION

NeoMagic will hold its fourth quarter fiscal 2006 conference call to discuss the information contained in this press release today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The call can be accessed via the Internet at www.neomagic.com, "Investor Resources." The call can also be accessed by dialing
(866) 206-7204 in the U.S. and (703) 639-1114 internationally. There is no passcode. A replay of the call will be available for seven days beginning on March 30th at 9 p.m. Eastern Time (6 p.m. Pacific Time). The replay number is 888-266-2081 in the U.S. and 703-925-2533 internationally. The passcode for the replay is 848615.

The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).

ABOUT NEOMAGIC

NeoMagic Corporation delivers semiconductor chips and software that provide mobile solutions that enable new multimedia features for handheld devices. These solutions offer low power consumption, small form-factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, DMB, and DVB-H. For its complete system solution, NeoMagic delivers a suite of middleware and sample applications for imaging, video and audio functionality, and provides multiple operating system ports with customized drivers for the MiMagic product family. NeoMagic has a patent portfolio of over 25 patents that cover NeoMagic's proprietary array processing technology, embedded DRAM and other technology. Information on the company may be found on the World Wide Web at www.neomagic.com.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including the Company's design wins, expected orders, production timing, revenue opportunities and the Company's ongoing patent licensing efforts. Our patent licensing activities involve various risks and uncertainties, including, without limitation, uncertainties as to the willingness of other companies to pay material fees to license our intellectual property, the length and uncertain outcome of licensing negotiations, the possibility that litigation may be required to enforce patents, and the risks and costs inherent in any patent litigation. These forward-looking statements reflect current expectations. However, actual events and results could vary significantly based on a variety of factors including but not limited to customer acceptance of NeoMagic products, the market acceptance of mobile phones developed and marketed by customers that use the Company's products, customers' plans to develop smart phones and feature phones, the acceptance of advanced multimedia services such as H.264 television on mobile phones, and the Company's ability to execute product and technology development plans on schedule. There is no certainty that current or future design wins will result in revenue for NeoMagic or that customer forecasts will be accurate. Customers may cancel or delay projects or customers may fail to achieve their expected sales objectives due to competitive or other reasons. Additional risks that could affect the Company's future operating results are more fully described in the Company's most recent annual report, its most recent quarterly report and other filings with the United States Securities and Exchange Commission (SEC), and are available online at http://www.sec.gov. NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the company.

NeoMagic, and the NeoMagic circle logo are registered trademarks, and MiMagic is a trademark, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.

NEOMAGIC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

                                                  Three Months Ended                   Twelve Months Ended
                                      ------------------------------------------   ---------------------------
                                       January 31,    October 31,    January 31,    January 31,    January 31,
                                          2006           2005           2005           2006           2005
                                      ------------   ------------   ------------   ------------   ------------
Product revenue                       $        104   $        158   $        222   $        862   $      2,466
Licensing revenue                                0          8,490              0          8,490              0
Total revenue                                  104          8,648            222          9,352          2,466

Cost of product revenue                        101            147            773            884          3,195
Cost of licensing revenue                        0          2,861              0          2,861              0
Impairment of certain
 licensed intellectual property                  0              0             89              0             89
Total cost of revenue                          101          3,008            862          3,745          3,284
Gross profit (loss)                              3          5,640           (640)         5,607           (818)

Operating expenses:

Research and development                     3,193          2,980          4,332         12,403         18,208
Sales, general and
 administrative                              2,049          1,767          1,784          6,916          7,447
Gain on sale of patents                          0              0              0         (3,481)             0
Impairment of certain
 licensed intellectual property                  0              0          1,437              0          1,437

Total operating expenses                     5,242          4,747          7,553         15,838         27,092

Income (loss) from operations               (5,239)           893         (8,193)       (10,231)       (27,910)

Interest income and other                      238            192             97            724            415
Interest expense                            (1,893)          (256)          (284)        (2,569)          (534)

Income (loss) before income taxes           (6,894)           829         (8,380)       (12,076)       (28,029)

Income tax provision (benefit)              (2,919)            50            177         (2,770)           196

Net income (loss)                     $     (3,975)  $        779   $     (8,557)  $     (9,306)  $    (28,225)

Basic net income (loss) per share     $      (0.57)  $       0.12   $      (1.29)  $      (1.32)  $      (4.33)
Diluted net income (loss) per share   $      (0.57)  $       0.11   $      (1.29)  $      (1.32)  $      (4.33)
Weighted average common shares
 outstanding for basic                       6,955          6,740          6,613          7,074          6,524
Weighted average common shares
 outstanding for diluted                     6,955          6,882          6,613          7,074          6,524

NEOMAGIC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(Unaudited)

                                          January 31,    October 31,    January 31,
                                             2006           2005          2005
                                         ------------   ------------   ------------
ASSETS

Current assets:
Cash and cash equivalents                $     26,695   $     21,964   $      8,944
Short-term investments                              0              0         16,082
Accounts receivable, net                            9             62             12
Inventory                                         171            179            376
Other current assets                              800            804            792
Total current assets                           27,675         23,009         26,206

Property, plant and equipment, net              2,368          2,639          3,835
Other assets                                      451            413            673

Total assets                             $     30,494   $     26,061   $     30,714

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable                         $      1,735   $      1,507   $      1,084
Compensation and related benefits               1,024          1,117          1,017
Income taxes payable                            1,059          3,985          3,851
Other accruals                                    264             66            126
Current portion of capital lease
 obligations                                    1,525          1,408          1,602
Total current liabilities                       5,607          8,083          7,680

Capital lease obligations                         624          1,244          2,004
Mandatorily redeemable preferred stock              0          3,387          2,971
Other long-term liabilities                       149            141             99

Registration Contingency                          606              0              0

Stockholders' equity:
Common stock                                       36             34             33
Additional paid-in-capital                    109,696         95,536         95,606
Deferred compensation                            (531)          (648)        (1,280)
Accumulated other comprehensive loss               (2)             0            (14)
Accumulated deficit                           (85,691)       (81,716)       (76,385)
Total stockholders' equity                     23,508         13,206         17,960

Total liabilities and stockholders'
 equity                                  $     30,494   $     26,061   $     30,714